Exhibit 99.1

Tesoro Corporation Closes the Sale of the Anacortes Rail Unloading Facility to Tesoro Logistics

SAN ANTONIO - November 15, 2012 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that Tesoro Corporation (“Tesoro”) closed the sale of the Anacortes Rail Unloading Facility owned by Tesoro's subsidiary, Tesoro Refining and Marketing Company, to Tesoro Logistics LP (the “Partnership”) for total consideration of $180 million.

“The sale of the Anacortes rail facility marks Tesoro's third sale of assets to the Partnership,” said Greg Goff, Tesoro's President and Chief Executive Officer and Tesoro Logistics' Chairman and Chief Executive Officer. “This transaction highlights the ability of Tesoro to leverage TLLP in the growth and development of its logistics business, allowing us to broaden our capability to deliver price advantaged crude oil within the Tesoro refining system, while also increasing cash distributions to the Partnership's unitholders.”

The facility, located near Tesoro's Anacortes, Washington refinery, consists of a four track offloading station capable of unloading 100 car unit trains and has a permitted capacity of 50,000 barrels per day.

The purchase price of $180 million included cash of $162 million and Tesoro Logistics equity valued at approximately $18 million. The cash consideration was financed from available cash. The equity consideration was based on the average daily closing price of common units for the 10 trading days prior to today, or $44.65 per unit, with 77% in the form of common units and 23% in the form of general partner units.

In connection with the closing of the transaction, Tesoro and the Partnership entered into a throughput and use agreement for the rail unloading facility assets. This agreement includes a minimum throughput commitment of 40 mbpd, annual price escalations and ten year initial contract terms. Tesoro Logistics expects that this contribution will result in an estimated $19 million of additional annual logistics EBITDA.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Anacortes Rail Unloading Facility
Net income	$16.0
Add: Depreciation and amortization expenses	3.0
Add: Interest and financing costs, net	—
Forecasted EBITDA (a)	$19.0

(a) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our condensed combined consolidated financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Corporation
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,390 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our growth and development of Tesoro's logistics businesses, capabilities to deliver price advantaged crude oil, increases in Partnership distributions, and incremental revenue and cash flow. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702